Exhibit 10.11

DIRECTORS AND OFFICERS

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (the “Agreement”) is entered into as of [            ], 2014 by ReWalk Robotics Ltd., a company incorporated under the laws of the State of Israel, registration number 51-312137-6 (the “Company”) and [            ] (referred herein as “Indemnitee”).

WHEREAS, the Company and Indemnitee recognize the substantial increase in corporate litigation in general, subjecting directors, officers, employees, agents and fiduciaries to expensive litigation risks at the same time as the availability and coverage of liability insurance have been limited; and

WHEREAS, the Company desires to attract and retain the services of highly qualified individuals, such as Indemnitee, to serve the Company and, in part, in order to induce Indemnitee to continue to provide services to the Company, wishes to provide for the indemnification and advancement of expense to Indemnitee to the maximum extent permitted by law;

WHEREAS, the Indemnitee is an office holder (nose misra) (an “Office Holder”), as such term is defined in the Israeli Companies Law, 5759–1999 (the “Companies Law”); and

WHEREAS, in view of the considerations set forth above, the Company desires that Indemnitee shall be indemnified by the Company as set forth herein.

NOW, THEREFORE, the Company and Indemnitee hereby agree as follows:

1. The Company hereby undertakes to indemnify Indemnitee to the maximum extent permitted by the Companies Law, on a worldwide basis, in respect of the following:

1.1. any financial obligation imposed on Indemnitee in favor of another person by, or expended by Indemnitee as a result of, a court judgment, including a settlement or an arbitrator’s award approved by court, in respect of any act or omission (“Action”) taken or made by Indemnitee in its capacity as a director or office holder of the Company and any subsidiary and/or other affiliated entity thereof (a “Subsidiary”);

1.2. all reasonable litigation expenses, including reasonable attorney fees, expended by Indemnitee or charged to Indemnitee by a court, in a proceeding instituted against Indemnitee by the Company or on its behalf or by another person, or in any criminal proceedings in which Indemnitee are acquitted, or in any criminal proceedings with respect to a crime which does not require proof of criminal intent (mens rea) in which Indemnitee are convicted, all in respect of actions taken by Indemnitee in its capacity as a director or officer of the Company and a Subsidiary thereof;

1.3. all reasonable litigation expenses, including reasonable attorney fees, expended by Indemnitee due to an investigation or a proceeding instituted against Indemnitee by an authority qualified to conduct such investigation or proceeding, where such investigation or proceeding is concluded without the filing of an indictment against Indemnitee (as defined in the Companies Law) and without any financial obligation imposed on Indemnitee in lieu of criminal proceedings (as defined in the Companies Law), or that is concluded without Indemnitee’s indictment but with a financial obligation imposed on Indemnitee in lieu of criminal proceedings with respect to a crime that does not require proof of criminal intent (mens rea), all in respect of actions taken by Indemnitee in its capacity as a director or office holder of the Company or a Subsidiary thereof. Without derogating from the generality of the foregoing, such expenses will include a payment imposed on Indemnitee in favor of an injured party as set forth in Section 52(54)(a)(1)(a) of the Israeli Securities Law, 1968 – 5728 (the “Securities Law”), and expenses that Indemnitee incurred in connection with a proceeding under Chapters H’3, H’4 or I’1 of the Securities Law, including reasonable legal expenses, which term includes attorney fees.

1.4. The Company may give an advance undertaking to indemnify Indemnitee in respect of the following matters:

1.4.1.	Matters as detailed in Section 1.1 herein, provided, however, that the undertaking is restricted to events, which in the opinion of the Company’s Board of Directors (the “Board”), are foreseeable in light of the Company’s actual activity at the time of granting the obligation to indemnify and is limited to a sum or measurement determined by the Board of Directors as reasonable under the circumstances. The indemnification undertaking shall specify the events that, in the opinion of the Board are foreseeable in light of the Company’s actual activity at the time of grant of the indemnification and the sum or measurement, which the Board determined to be reasonable under the circumstances;

1.4.2.	Matters as detailed in Sections 1.2 and 1.3 herein; and

1.4.3.	Any matter permitted by applicable law.

2. Notwithstanding the foregoing, the Company will not indemnify Indemnitee for any amount for which indemnification is not permitted under the Companies Law, including but not limited to:

2.1. a breach of Indemnitee’s duty of loyalty to the Company, except, to the extent permitted by Companies Law, for a breach of Indemnitee’s duty of loyalty to the Company or a Subsidiary thereof while acting in good faith and having reasonable cause to assume that such act would not prejudice the interests of the Company or a Subsidiary thereof, as applicable;

2.2. a willful breach of Indemnitee’s duty of care to the Company or a Subsidiary thereof or reckless disregard for the circumstances or to the consequences of a breach of Indemnitee’s duty of care to the Company or a Subsidiary thereof, except if such breach of Indemnitee’s duty of care is solely due to negligence;

2.3. an action taken or omission by Indemnitee with the intent of unlawfully realizing personal gain; and

2.4. a fine or penalty imposed upon Indemnitee for an offense.

3. The Company will make available all amounts payable to Indemnitee in accordance with Section 1 above on the date on which such amounts are first payable by Indemnitee (“Time of Indebtedness”), including with respect to any claim against Indemnitee initiated by the Company or in its right, and with respect to items referred to in Sections 1.2 and 1.3 above, not later than the date on which the applicable court renders its decision. Advances given to cover legal expenses in criminal proceedings will be repaid by Indemnitee to the Company if Indemnitee is found guilty of a crime, which requires proof of criminal intent. Other advances will be repaid by Indemnitee to the Company if it is determined by a final judgment of a court of competent jurisdiction that Indemnitee is not lawfully entitled to such indemnification.

As part of the aforementioned Agreement, the Company will make available to Indemnitee any security or guarantee that Indemnitee may be required to post in accordance with an interim decision given by a court or an arbitrator, including for the purpose of substituting liens imposed on Indemnitee‘s assets.

4. The Company will indemnify Indemnitee notwithstanding if at the relevant Time of Indebtedness Indemnitee is no longer a director or office holder of the Company and/or a Subsidiary provided that the obligations with respect to which Indemnitee will be indemnified hereunder are in respect of actions taken by Indemnitee while Indemnitee was a director or office holder of the Company and/or a Subsidiary (as applicable) as aforesaid, and in such capacity.

5. The indemnification will be limited to the matters mentioned in Sections 1.2 and 1.3 (pursuant and subject to Section 3 and insofar as indemnification with respect thereto is not restricted by law or by the provisions of Section 2 above) and to the matters mentioned in Section 1.1 above insofar as they result from, or are connected to, events and circumstances set forth in Schedule A attached hereto, which are currently deemed by the Board, based on the current activities of the Company, to be reasonably foreseeable in any jurisdiction worldwide.

6. The indemnification that the Company undertakes towards all persons whom it has resolved to indemnify for the matters and in the circumstances described herein, jointly and in the aggregate, shall be the greater of: (i) an amount equal to fifty percent (50%) of the shareholders’ equity in the Company, as set forth in the Company’s most recent financial statements before such payment as of the date of actual payment by the Company of the indemnification amount; (ii) US $40,000,000 (forty million US Dollars); and (iii), solely in connection with or arising out of a public offering of the Company’s securities, the aggregate amount of proceeds from the sale by the Company and/or any shareholder of Company’s securities in such offering (the greater of (i), (ii) and, if applicable, (iii), the “Maximum Indemnification Amount”); provided, that if such amount is found insufficient to cover all amounts to which such persons are entitled pursuant to such mentioned agreement by the Company, the Maximum Indemnification Amount shall be allocated to such persons pro rata to the amounts to which they are so entitled. At the end of each calendar year, the Maximum Indemnification Amount shall be automatically increased in proportion with the Directors and Officers Insurance held by the Company, unless otherwise approved by the Board.

7. Notwithstanding anything contained herein to the contrary, the Company will not indemnify Indemnitee for any liability with respect to which Indemnitee has received payment by virtue of an insurance policy or another indemnification agreement other than for amounts which are in excess of the amounts actually paid to Indemnitee pursuant to any such insurance policy or other indemnity agreement (including deductible amounts not covered by insurance policies), within the limits set forth in Section 6 above.

8. Subject to the provisions of Sections 6 and 7 above, the indemnification hereunder will, in each case, cover all sums of money that Indemnitee will be obligated to pay, in those circumstances for which indemnification is permitted under the law and under this Agreement.

9. Subject to Section 11 below (to the extent applicable), the Company will be entitled to retain any amount collected from a third party in connection with liabilities indemnified hereunder.

10. In all indemnifiable circumstances, indemnification will be subject to the following:

10.1. Indemnitee shall promptly notify the Company of any legal proceedings initiated against Indemnitee and of all possible or threatened legal proceedings without delay following your first becoming aware thereof. Indemnitee shall deliver to the Company, or to such person as it shall advise Indemnitee, without delay all documents Indemnitee receives in connection with such proceedings.

Similarly, Indemnitee hereby commits to advise the Company on an ongoing and current basis concerning all events which Indemnitee suspects may give rise to the initiation of legal proceedings against Indemnitee in connection with Indemnitee’s actions or omissions as a director or office holder of the Company or a Subsidiary thereof.

10.2. Other than with respect to proceedings that have been initiated against Indemnitee by the Company or in its name, the Company shall be entitled to undertake the conduct of Indemnitee’s defense in respect of such legal proceedings and/or to hand over the conduct thereof to any attorney which the Company may choose for that purpose, except to an attorney who is not, upon reasonable grounds, acceptable to Indemnitee; provided that the Indemnitee shall be entitled to employ his own attorney at the reasonable expense of the Company if there is a conflict of interest between the Company and the Indemnitee in the conduct of Indemnitee’s defense. The Company shall notify Indemnitee of any such decision to defend within ten (10) calendar days of receipt of notice of any such proceeding.

The Company and/or the attorney as aforesaid shall be entitled, within the context of the conduct as aforesaid, to conclude such proceedings, all as it shall see fit, including by way of settlement, subject to the exceptions described below. As a condition of Indemnitee’s entitlement to be indemnified, at the request of the Company, Indemnitee shall execute all documents required to enable the Company and/or its attorney as aforesaid to conduct Indemnitee’s defense in Indemnitee’s name, and to represent Indemnitee in all matters connected therewith, in accordance with and subject to the aforesaid.

For the avoidance of doubt, in the case of criminal proceedings the Company and/or the attorneys as aforesaid will not have the right to plead guilty in Indemnitee’s name or to agree to a plea-bargain in Indemnitee’s name without Indemnitee’s consent. However, the aforesaid will not prevent the Company and/or its attorneys as aforesaid, with the approval of the Company, to enter into a settlement with a plaintiff in a civil proceeding without Indemnitee’s consent so long as such settlement will not be an admittance of an occurrence not indemnifiable pursuant to this Agreement and/or pursuant to law. The Company shall not, without Indemnitee’s prior written consent, consent to the entry of any judgment against

Indemnitee or enter into any settlement or compromise which (i) includes an admission of Indemnitee’s fault, (ii) does not include, as an unconditional term thereof, the full release of Indemnitee from all liability in respect of such proceeding or (iii) is not fully indemnifiable pursuant to this Agreement and pursuant to law. This paragraph shall not apply to a proceeding brought by Indemnitee under Section 10.7 below.

10.3. Indemnitee will fully cooperate with the Company and/or any attorney as aforesaid in every reasonable way as may be required of Indemnitee within the context of their conduct of such legal proceedings, including but not limited to the execution of power(s) of attorney and other documents, provided that the Company shall cover all costs incidental thereto such that Indemnitee will not be required to pay the same or to finance the same by itself, and provided, further, that Indemnitee shall not be required to take any action that would reasonably prejudice Indemnitee’s defense in connection with any indemnifiable proceeding.

10.4. Notwithstanding the provisions of Sections 10.2 and 10.3 above, (i) if in a proceeding to which Indemnitee is a party by reason of its status as an Officer Holder of the Company or a Subsidiary thereof and the named parties to any such proceeding include both Indemnitee and the Company or any Subsidiary of the Company, a conflict of interest or potential conflict of interest (including the availability to the Company and its Subsidiary, on the one hand, and Indemnitee, on the other hand, of different or inconsistent defenses or counterclaims) exists between Indemnitee and the Company, or (ii) if the Company fails to assume the defense of such proceeding in a timely manner, Indemnitee shall be entitled to be represented by separate legal counsel, who shall represent Indemnitee and other persons similarly situated, of the Company’s choice and reasonably acceptable to Indemnitee and the other persons, at the expense of the Company. In addition, if the Company fails to comply with any of its material obligations under this Agreement or in the event that the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any action, suit or proceeding to deny or to recover from Indemnitee the benefits intended to be provided to Indemnitee hereunder, except with respect to such actions, suits or proceedings brought by the Company that are resolved in favor of the Company, Indemnitee shall have the right to retain counsel of its choice, and reasonably acceptable to the Company and at the expense of the Company, to represent Indemnitee in connection with any such matter.

10.5. If, in accordance with Section 10.2 above (but subject to Section 10.4), the Company has taken the conduct of Indemnitee’s defense upon itself, the Company will have no liability or obligation pursuant to this Agreement or the above resolutions to indemnify Indemnitee for any legal expenses, including any legal fees, that Indemnitee may expend in connection with its defense, unless (i) the Company shall not have assumed the conduct of Indemnitee’s defense as contemplated, (ii) the Company refers the conduct of Indemnitee’s defense to an attorney who is not, upon reasonable grounds, acceptable to Indemnitee, (iii) the named parties to any such action (including any impleaded parties) include both Indemnitee and the Company, and joint representation is inappropriate under applicable standards of professional conduct due to a conflict of interest between Indemnitee and the Company, or (iv) the Company shall agree to such expenses in any of which events all reasonable fees and expenses of Indemnitee’s counsel shall be borne by the Company.

10.6. The Company will have no liability or obligation pursuant to this Agreement to indemnify Indemnitee for any amount expended by Indemnitee pursuant to any compromise or settlement agreement reached in any suit, demand or other proceeding as aforesaid without the Company’s consent to such compromise or settlement.

10.7. If required by law, the Company’s authorized organs will consider the request for indemnification and the amount thereof and will determine if Indemnitee is entitled to indemnification and the amount thereof. In the event that Indemnitee makes a request for payment of an amount of indemnification hereunder or a request for an advancement of indemnification expenses hereunder and the Company fails to determine Indemnitee’s right to indemnification hereunder or fails to make such payment or advancement, Indemnitee may petition any court which has jurisdiction to enforce the Company’s obligations hereunder. The Company agrees to reimburse Indemnitee in full for any reasonable expenses incurred by Indemnitee in connection with investigating, preparing for, litigating, defending or settling any action brought by Indemnitee under the immediately preceding sentence, except where such action or any claim or counterclaim in connection therewith is resolved in favor of the Company.

10.8. Neither the Company nor any of its directors or officers shall make any statement to the public or to any other person regarding any settlement of claims made pursuant to this Indemnification Letter against Indemnitee that would in any manner cast any negative light, inference or aspersion against Indemnitee. The Indemnitee shall not make any statement to the public or to any other person regarding any settlement of claims made pursuant to this Indemnification Letter against the Company nor any of its directors or officers (in their capacity as such) that would in any manner cast any negative light, inference or aspersion against the Company nor any of its directors or officers (in their capacity as such).

11. Indemnification of Holding Entity.

11.1. If (i) Indemnitee is or was a representative of or affiliated with one or more entities that has invested in the Company (the “Holding Entity”), (ii) the Holding Entity is, or is threatened to be made, a party to or a participant in any Holding Entity Proceeding (as hereinafter defined), and (iii) the Holding Entity’s involvement in the Holding Entity Proceeding arises out of facts or circumstances that are the same or substantially similar to the facts and circumstances that form the basis of claims that have been or could be brought against the Indemnitee in a Proceeding, regardless of whether the legal basis of the claims against the Indemnitee and the Holding Entity are the same or similar, then the Holding Entity shall be entitled to all of the indemnification rights and remedies under this Agreement pursuant to this Agreement as if the Holding Entity were the Indemnitee.

11.2. “Holding Entity Proceeding” means any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought by or in the right of the Company or otherwise and whether civil, criminal, administrative or investigative, in which a Holding Entity was, is or will be involved as a party or otherwise.

11.3. The Company hereby acknowledges that Indemnitee has certain rights to indemnification, advancement of expenses and/or insurance provided by a Holding Entity and certain of its affiliates and insurers (collectively, the “Holding Entity Indemnitors”). The Company hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to Indemnitee are primary and any obligation of the Holding Entity Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Indemnitee are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by Indemnitee and shall be liable for the full amount of all Expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement and the Certificate of Incorporation or Bylaws of the Company (or any other agreement between the Company and Indemnitee), without regard to any rights Indemnitee may have against the Holding Entity Indemnitors, and, (iii) that it irrevocably waives, relinquishes and releases the Holding Entity Indemnitors from any and all claims against the Holding Entity Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Holding Entity Indemnitors on behalf of Indemnitee with respect to any claim for which Indemnitee has sought indemnification from the Company shall affect the foregoing and the Holding Entity Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of Indemnitee against the Company. The Company and Indemnitee agree that the Holding Entity Indemnitors are express third party beneficiaries of the terms of this Agreement.

12. If any act, resolution, approval or other procedure is required for the validation of any of the obligations under this Agreement, the Company undertakes to cause these to be done or adopted in a manner which will enable the Company to fulfill all its obligations herein.

13. For the avoidance of doubt, it is hereby clarified that nothing contained in this Agreement derogates from the Company’s right to indemnify Indemnitee post factum for any amounts which Indemnitee may be obligated to pay as set forth in Section 1 above without the limitations set forth in Sections 5 and 6 above.

14. If any obligation or undertaking mentioned in this Agreement is held invalid or unenforceable, such invalidity or unenforceability will not affect any of the other obligations or undertakings contained herein, which shall remain in full force and effect. Furthermore, if such invalid or unenforceable obligation or undertaking may be modified or amended so as to be valid and enforceable as a matter of law, such obligation or undertaking will be deemed to have been modified or amended, and any competent court or arbitrator are hereby authorized to modify or amend such obligation or undertaking, so as to be valid and enforceable to the maximum extent permitted by law.

15. This Agreement and the obligations or undertakings contained herein shall be governed by and construed and enforced in accordance with the laws of the State of Israel (irrespective of it choice of law rules and regulations). The competent courts located in the city of Tel-Aviv-Jaffa shall have sole and exclusive jurisdiction with respect to any claim which arises in relation with this Agreement.

16. This Agreement cancels and supersedes any preceding letter of indemnification or arrangement for indemnification that may have been issued to Indemnitee by the Company.

17. Neither the settlement, termination of any proceeding, nor the failure of the Company to award indemnification or to determine that indemnification is payable shall create an adverse presumption that Indemnitee is not entitled to indemnification hereunder. In addition, the termination of any proceeding by judgment or order (unless such judgment or order provides so specifically) or settlement, shall not create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal action or proceeding, had reasonable cause to believe that Indemnitee’s action was unlawful.

18. This Agreement shall be (i) binding upon all successors and assigns of the Company (including any transferee of all or a substantial portion of the business, shares and/or assets of the Company and any direct or indirect successor by merger or consolidation or otherwise by operation of law), and (ii) binding on and shall inure to the benefit of Indemnitee’s heirs, personal representatives, executors and administrators.

19. Except with respect to changes in the governing law, which expand your right to be indemnified by the Company, no supplement, modification or amendment of this Agreement shall be binding unless executed in writing by each of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions of this Agreement (whether or not similar), nor shall such waiver constitute a continuing waiver.

20. This Agreement is being executed pursuant to the resolutions adopted by the Board of the Company on [            ], 2014, and by the shareholders of the Company on [            ], 2014. At the time of approval, the Board determined, based on the then current activity of the Company, that the amount stated in Section 6 was reasonable, and that the events listed in Schedule A attached hereto reasonably anticipated and the amounts stated therein were reasonable.

-Signature Page to Follow-

IN WITNESS WHEREOF, the parties have duly executed this Indemnification Agreement as of the first date written above.

	ReWalk Robotics Ltd.	[ ]

Name:

Title:

SCHEDULE A TO INDEMNIFICATION AGREEMENT

1. Negotiations, execution, delivery and performance of agreements on behalf of the Company or a Subsidiary thereof including, inter alia, any claim or demand made by a customer, supplier, contractor or other third party transacting any form of business with the Company, its Subsidiaries or affiliates relating to the negotiations or performance of such transactions, representations or inducements provided in connection thereto or otherwise.

2. Anti-competitive acts and acts of commercial wrongdoing.

3. Acts in regard of invasion of privacy including with respect to maintenance and access to databases, the distribution of commercial advertisements and acts in regard of slander.

4. Any claim or demand made for actual or alleged infringement, misappropriation or misuse of any third party’s intellectual property rights including, but not limited to confidential information, patents, copyrights, design rights, service marks, trade secrets, copyrights, misappropriation of ideas by the Company, its Subsidiaries or affiliates.

5. Actions taken in connection with the intellectual property of the Company and any Subsidiary and its protection, including the registration or assertion of rights to intellectual property and the defense of claims relating thereto.

6. Participation and/or non-participation at the Company’s or Subsidiary’s Board of Directors meetings, bona fide expression of opinion and/or voting and/or abstention from voting at the Company’s or Subsidiary’s Board of Directors meetings.

7. Approval or the omission to approve of corporate actions including the approval of the acts of the Company’s and/or Subsidiary’s management, their guidance and their supervision, and the approval of transactions of the Company and/or a Subsidiary with officers and/or directors and/or holders of controlling interests in the Company and/or in a Subsidiary, and any other transactions referred to in Section 270 of the Companies Law.

8. Claims of failure to exercise business judgment and a reasonable level of proficiency, expertise and care in regard of the Company’s and/or Subsidiary’s business.

9. Violations of securities laws of any jurisdiction, including without limitation, fraudulent disclosure claims, failure to comply with any stock exchange disclosure or other rules and any other claims relating to relationships with investors, shareholders and the investment community.

10. Any claim or demand made under any securities laws or by reference thereto, or related to the failure to disclose any information in the manner or time such information is required to be disclosed pursuant to such laws, or related to inadequate or improper disclosure of information to shareholders, or prospective shareholders, or related to the purchasing, holding or disposition of securities of the Company and/or a Subsidiary or any other investment activity involving or affected by such securities, including any actions relating to an offer or issuance of securities of the Company or of its subsidiaries and/or affiliates to the public by prospectus or privately by private placement, in Israel or abroad, including the details that shall be set forth in the documents in connection with execution thereof.

11. Violations of laws requiring the Company and/or a Subsidiary to obtain regulatory and governmental licenses, permits and authorizations or laws related to any governmental grants in any jurisdiction.

12. Claims in connection with publishing or providing any information, including any filings with any governmental authorities, on behalf of the Company and/or a Subsidiary in the circumstances required under any applicable laws, rules or instructions, including without limitation reports or notices published or filed in accordance with rules or instructions prevailing on an Israeli stock exchange or the Nasdaq Stock Market and/or the Tel Aviv Stock Exchange and/or any stock market outside of Israel, or any law of another country regulating similar matters and/or the omission to act accordingly, or the failure to publish or file any such report or notice.

13. Any claim or demand made by employees, consultants, agents or other individuals or entities employed by or providing services to the Company and/or a Subsidiary relating to compensation owed to them or damages or liabilities suffered by them in connection with such employment or service.

14. Resolutions and/or actions relating to employment matters of the Company and/or its Subsidiaries.

15. Events, pertaining to the employment conditions of employees and to the employer – employee relations, including the promotion of workers, handling pension arrangements, insurance and saving funds, options and other benefits.

16. Any claim or demand made by any lenders or other creditors or for moneys borrowed by, or other indebtedness of, the Company or its Subsidiaries.

17. Any claim or demand made by any third party suffering any personal injury and/or bodily injury and/or property damage to business or personal property through any act or omission attributed to the Company or its Subsidiaries, or their respective employees, agents or other persons acting or allegedly acting on their behalf.

18. Any claim or demand made directly or indirectly in connection with complete or partial failure, by the Company or any Subsidiary thereof, or their respective directors, officers and employees, to pay, report, keep applicable records or otherwise, of any foreign, federal, state, country, local, municipal or city taxes or other compulsory payments of any nature whatsoever, including without limitation, income, sales, use, transfer, excise, value added, registration, severance, stamp, occupation, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll or employee withholding or other withholding, including any interest, penalty or addition thereto, whether disputed or not.

19. Any claim or demand made by purchasers, holders, lessors or other users of products or assets of the Company and/or a Subsidiary, or individuals treated with such products, including in connection with the performance of pre-clinical and clinical trials on such products, whether performed by the Company and/or by a Subsidiary or by third parties on behalf of the Company and/or a Subsidiary, for damages or losses related to such use or treatment.

20. Any administrative, regulatory or judicial actions, orders, decrees, suits, demands, demand letters, directives, claims, liens, investigations proceedings or notices of noncompliance or violation by any governmental entity or other person alleging potential responsibility or liability (including potential responsibility or liability for costs of enforcement, investigation, cleanup, governmental response, removal or remediation, for natural resources damages, property damage, personal injuries, or penalties or contribution, indemnification, cost recovery, compensation, or injunctive relief) arising out of, based on or related to (x) the presence of, release spill, emission, leaking, dumping, pouring, deposit, disposal, discharge, leaching or migration into the environment (each a “Release”) or threatened Release of, or exposure to, any hazardous, toxic, explosive or radioactive substance, wastes or other substances or wastes of any nature regulated pursuant to any environmental law, at any location, whether or not owned, operated, leased or managed by the Company or any Subsidiaries, or (y) circumstances forming the basis of any violation of any environmental law, environmental permit, license, registration or other authorization required under applicable environmental and/or public health law.

21. Actions in connection with the Company’s and/or Subsidiary’s development, use, sale, licensing, distribution, marketing or offer of products and/or services.

22. Resolutions and/or actions relating to a merger of the Company and/or of its Subsidiaries, the issuance of shares or securities exercisable into shares of the Company and/or a Subsidiary, changing the share capital of the Company, formation of subsidiaries, reorganization, winding up or sale of all or part of the business, operations or shares of the Company and/or a Subsidiary.

23. Resolutions and/or actions relating to investments in the Company and/or its Subsidiaries and/or the purchase or sale of assets, including the purchase or sale of companies and/or businesses, and/or investments in corporate or other entities and/or investments in traded securities and/or any other form of investment.

24. Any administrative, regulatory or judicial actions, orders, decrees, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by any governmental entity or other person alleging the failure to comply with any statute, law, ordinance, rule, regulation, order or decree of any of its subsidiaries and/or affiliates, or any of their respective business operations.

25. Any claim or demand, not covered by any of the categories of events described above, which, pursuant to any applicable law, a director or officer of the Company and/or a Subsidiary may be held liable to any government or agency thereof, or any person or entity, in connection with actions taken by such director or officer in such capacity.